3.  Code of Ethics – Employee Personal Trading

INTRODUCTION

P21 has adopted this Amended Code of Ethics (“Code”) pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 promulgated under the Investment Company Act of 1940 (Investment Company Act).  p21 has adopted the Code to underscore the high value the firm places on the principles of honesty, integrity and professionalism.

p21 takes pride in its reputation and the quality of its personnel. The purpose of the Code is to maintain the firm’s ethical standards by:

•	educating employees about the firm’s expectations and the laws governing their conduct;

•	guarding against violations of the securities laws;

•	protecting p21's clients by deterring misconduct; and

•	establishing procedures for employees to follow to ensure they fully understand and adhere to the firm’s strong ethical principles.

A.           Fiduciary Standard

As a registered investment advisor, p21i owes a fiduciary duty to each and every client of the firm.  p21i’s policy is to protect the interests of each of the firm’s clients and to place the clients’ interests first and foremost under all circumstances.  The firm’s fiduciary duty encompasses:  (1) the duty to provide full and fair disclosure to clients of all material relevant facts and any potential or actual conflicts of interest; (2) the duty of loyalty and good faith; (3) the duty to provide recommendations that are suitable for the client; and (4) the duty to seek the best execution of all client transactions.

If an employee believes that a policy or procedure should be revised to enable p21i to better fulfill its fiduciary duty, it is the responsibility of that employee to raise the issue with his or her immediate supervisor or directly with the Compliance Officer.

B.           Compliance with Laws and Reports of Violations

p21i employees must comply with applicable federal and state securities laws at all times and must report any violation of this and any other provision of this Manual to the Compliance Officer as soon as possible.  No employee is permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a client:

•	to defraud the client in any manner;

•	to mislead the client, including by making a statement that omits material facts;

•	to engage in any act, practice or course of conduct that would act as fraud or deceit upon the client;

•	to engage in any manipulative practice with respect to the client; or

•	to engage in any manipulative practice with respect to securities, including price manipulation.

Annually, the Compliance Officer will:

▪	create a written report that describes any material violations that arose under the Code of Ethics since the last annual report, remedial steps taken, and sanctions imposed;

▪	certify that p21 has adopted procedures reasonably necessary to prevent violations of the Code; and

▪	present this report and certification to p21’s senior management and to the Board of Directors of all funds advised by p21.

C.           Personal Securities Holdings and Transactions

Our employees can maintain and effect trades in their personal securities accounts, provided that any personal investments by employees and their respective “related parties” (defined below) are consistent with the fiduciary duties owed to our clients.

An employee’s “related parties” include the following persons and entities:

(1)           The employee’s immediate family members who share a household with the employee;

(2)           The employee’s minor children (whether or not sharing the household with the employee);

(3)           A trust satisfying any of the following:  (a) a revocable trust established by the employee; (b) a trust for which the employee is trustee; or (c) a trust for which the employee is a beneficiary who has investment control or who shares investment control with the trustee of the trust;

(4)           A partnership or limited liability company in which the employee is a general partner or manager, as applicable;

(5)           An entity in which the employee has a controlling ownership interest and has or shares investment power over the entity’s portfolio; and

(6)           A participant-directed pension plan of the employee if the plan maintains separate accounts for participants and allocates securities to the participants.

Each employee who (1) either has access to nonpublic information about our clients’ purchases or sales of securities, or (2) is involved in making securities recommendations or has access to nonpublic recommendations (the “Reporting Employee”) must submit to the Compliance officer reports related to their personal securities holdings and securities transactions, as provided below.  The Compliance Officer shall notify each Reporting Employee of the reporting obligations under this Code at the time such person becomes a Reporting Employee.

Reporting

Reporting Requirements.  Employees’ reporting requirements for their securities holdings are somewhat broader than preclearance requirements.  For example, while transactions in exchange traded funds do not have to be precleared, they must be reported.   This is confusing, but the purpose is to ensure that Compliance has a full understanding of where employees have brokerage accounts and where potential conflicts of interest with clients and other risks may arise.  If there are questions about this, please see the Compliance officer.

•	a. Initial Holdings Report. New employees must submit to Compliance current copies of all account statements

b.  All accounts set up so duplicate statements and confirms are sent to the p21i Compliance Officer when issues (monthly/quarterly).

c. Certification of Personal Trading accounts will be signed by Reporting Employee’s quarterly.

  (2)           Review of Securities Holdings and Transactions Report.  The Compliance Officer will ensure that each report and duplicate statement submitted by a Reporting Employee is reviewed.

D.           Pre-clearance of Transactions in Covered Securities

“Covered securities” include all equity securities, any securities held in the portfolio of any existing client, and all ETFs; provided that covered securities do not include shares of the mutual fund we manage, Portfolio 21.  Employees may not execute personal transactions in covered securities on any day on which orders for the same securities are being executed for a p21i client or Portfolio 21.  The Compliance Officer or his/her designee must pre-approve all personal transactions of all employees in covered securities.  The Compliance officer is responsible for maintaining records of all pre-approved transactions, which records will be used to reconcile the pre-approved trades with monthly reports and/or brokerage statements submitted by or on behalf of Reporting Employees.

Any employee wishing to effect a transaction in covered securities must take the following steps to secure an approval for such transaction:

(1)           The employee must send an email to the Portfolio Manager expressing the employee’s intent to trade in covered securities, specifying the type and the amount of securities that the employee intends to trade, and inquiring into whether p21i will trade in the same securities on behalf of clients and/or Portfolio 21 on that day.  If the Portfolio Manager is not available, the employee must seek the pre-clearance under the procedures stated herein from the Senior Portfolio Manager or the Compliance Officer.

(2)           The employee must wait until 30 minutes prior to the close of the New York Stock Exchange to send another email to the Portfolio Manager requesting a final clearance for the employee’s trade in the covered security.

(3)           The Portfolio Manager must respond to the employee via email with copies to the Compliance Officer, stating whether p21i clients or Portfolio 21 is trading in the covered security on the day of the request and, if p21i clients or Portfolio 21 is not trading in the covered security, giving the employee the clearance to execute the trade.

(4)           The employee may trade in covered securities if the employee receives the final clearance from the Portfolio Manager as described in paragraph (3) above.  If p21i clients or Portfolio 21 are trading in that security on the date of the request, the employee must postpone his or her trade until a day when p21i is not involved in trades in that security.

The Senior Portfolio Manager or the Compliance Officer must pre-clear transactions of the Portfolio Manager.

E.           Other Restrictions on Personal Investment Activities

•	No employee may invest in any initial public offering.

•
Any private placement investments by employees must be approved by p21i’s Compliance Officer prior to making such investments.  All employees are required to inform p21i of their intent to acquire any non-publicly traded securities even if those securities are not covered securities (as defined in Section D above).

•	No employee may serve as a director of a publicly traded company without priorapproval of the Compliance Officer.

F.           Exception to Personal Account and Trade Reporting Requirements

The above reporting requirements do not apply to (1) securities held in an account established pursuant to Section 529 of the Internal Revenue Code (a “529 Account”) or (2) securities held in an account with respect to which the Reporting Employee or his or her related parties are not able to influence or control investment decisions (an “Exempt Account”).  However, the existence of any 529 Account or Exempt Account must be identified by the Reporting Employee in each annual report he or she submits.  The Compliance Officer may take such actions as he or she deems appropriate to verify the lack of influence or control by the Reporting Employee over investment decisions in the Exempt Account.

G.           Material Non-public Information; Spread of False Information

Trading securities while in possession of material, nonpublic information regarding the securities or their issuers or improperly communicating that information to others (i.e., insider trading) may result in stringent penalties.  p21i also prohibits employees from knowingly spreading any false rumor concerning any company, or any purported market development, that is designed to impact trading for the price of that company’s or any other company’s securities, or from engaging in any other type of activity that constitutes illegal market manipulation.

No persons to whom this policy applies may execute a securities transaction while in possession of material, nonpublic information.  The terms “material” and “non-public” must be construed in a broad context.  The Compliance Officer will review annually with all employees the concept of insider trading, including definitions of “material” and “non-public” information.  It is incumbent upon all employees to understand the concepts of “insider trading” and maintain vigilance as to potential concerns.

Violation of the above policy will be grounds for disciplinary sanctions, including dismissal.  The above policy applies to all of p21i employees and extends to their related parties (as defined in Section 3, Code of Ethics, above), including spouses, minor children and other immediate family members.

H.           Enforcement, Review of Code and Reports to Management

The Compliance Officer is responsible for reviewing, maintaining and enforcing P21i’s Code of Ethics and is also responsible for conducting appropriate employee training to ensure adherence to these policies.  S/he will annually review the Code to ensure it is in compliance with current laws and regulations.  The Compliance Officer shall review the Code annually to ensure its compliance with current laws and regulations.

All material violations of the Code shall be immediately reported to senior management.  If it is determined that a material violation has occurred, senior management will decide what sanctions are appropriate, taking into account the seriousness of the violation.  Possible sanctions include reprimands, fines or suspension or termination of employment.

I.           Record Maintenance

The Compliance Officer, or her designee, shall maintain or cause to be maintained in a readily accessible place the following records:

1.	A copy of all Codes of Ethics adopted by the firm that have been in effect during the past five years;

2.	A record of any violation of this Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

3.	A record of compliance certifications for each employee for the last five years;

4.	A copy of all reports made pursuant to Advisers Act Rule 204A-1 and Rule 17j-1 of the Investment Company Act; and

5.	A list of all persons who are, or within the preceding five years, have been required to make reports under Section C. of this Code.